Exhibit 99.2
PPL Energy Supply announces cash tender offers for up to $250 million of its Senior Notes

ALLENTOWN, PA (February 17, 2009) – PPL Energy Supply, LLC on Tuesday (2/17) announced the commencement of cash tender offers for up to $250 million aggregate principal amount of the outstanding senior notes listed below. The tender offers will be funded with cash and cash equivalents on hand. The purpose of the tender offers is to reduce financing costs.

The tender offers are being made pursuant to the Offer to Purchase dated February 17, 2009, and related Letter of Transmittal, dated February 17, 2009, which set forth a more detailed description of the tender offers.

The amount of each series of notes to be purchased will be determined in accordance with the acceptance priority level as described in the chart below and in the Offer to Purchase.  For instance, notes with an acceptance priority level of “First” will be accepted before those with an acceptance priority level of “Second.” If the principal amount of notes tendered in any series exceeds the remaining amount available to be purchased for such series, such notes, if accepted, will be accepted for purchase on a pro rata basis. In that event, notes of any other issue with a lower acceptance priority level will not be accepted for payment.

The tender offers for each series of notes will expire at 11:59 p.m. New York City time on March 16, 2009, unless extended or earlier terminated.

Title of Security CUSIP No.	Principal Amount Outstanding	Acceptance Priority Level	Tender Offer Consideration (1)	Early Tender Payment (1)	Total Consideration (1)(2)
6.00% Senior Notes due 2036 (CUSIP No. - 69352J AK3)	$300,000,000	First	$750	$30	$780

6.20% Senior Notes due 2016 (CUSIP No. - 69352J AH0)	$500,000,000	Second	$920	$30	$950

5.40% Senior Notes due 2014 (CUSIP No. - 69352J AF4)	$300,000,000	Third	$910	$30	$940

(1)     Per $1,000 principal amount of notes accepted for purchase.

(2)     The Total Consideration includes the Early Tender Payment and is payable only in respect of notes validly tendered (and not validly withdrawn) on or prior to 5:00 p.m., New York City time, on March 3, 2009, the Early Tender Deadline, and accepted for payment.

Holders must tender their notes by 5:00 p.m., New York City time, on March 3, 2009, unless extended, to be eligible to receive the applicable total consideration. Holders who tender their notes after such time and prior to the expiration time will be eligible to receive the applicable tender offer consideration, which is the total consideration less the early tender payment.

Payments for notes purchased will include accrued interest from the last interest payment date to, but excluding, the settlement date.

The applicable tender offer consideration, early tender payment and total consideration will be the price set forth next to the corresponding issue of notes in the table set forth on the front cover of the Offer to Purchase.

Withdrawal rights for all offers will expire at 5:00 p.m., New York City time, on March 3, 2009, unless extended or otherwise required by law.

The settlement date is expected to be two business days following the expiration of the offers.

PPL Energy Supply, LLC has retained Morgan Stanley and Wachovia Securities to serve as dealer managers for the offers.  D.F. King & Co., Inc. has been retained to serve as the tender agent and information agent.

For additional information regarding the terms of the tender offers, please contact: Morgan Stanley at 800-624-1808 (toll free) or 212-761-5384 (collect) or Wachovia Securities at 866-309-6316 (toll free) or 704-715-8341 (collect). Requests for documents and questions regarding the tender of notes may be directed to D.F. King & Co., Inc. at 800-628-8536 (toll free) or 212-269-5550 (collect).

PPL Energy Supply owns and controls about 12,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets, and delivers electricity to customers in the United Kingdom. PPL Energy Supply is a subsidiary of PPL Corporation (NYSE:PPL), headquartered in Allentown, Pa.  More information is available at www.pplweb.com.

PPL Energy Supply, LLC’s obligations to accept any notes tendered and to pay the applicable consideration for them are set forth solely in the Offer to Purchase and related Letter of Transmittal.

This news release is not an offer to purchase or a solicitation of acceptance of the tender offers. PPL Energy Supply, LLC may amend, extend or, subject to certain conditions, terminate the tender offers.